FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER OF FISCAL 2018

~Reaffirms Full Year 2018 Guidance~

DAYTONA BEACH, Fla. - July 5, 2018 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal second quarter ended May 31, 2018.
"Our overall financial results for second quarter are in line with expectations and the 2018 outlook, despite admissions headwinds faced during the quarter," stated Lesa France Kennedy, ISC Chief Executive Officer. "Revenue for events held during the quarter were impacted by weather, construction at ISM Raceway, and a general trend of lower sales at live sporting events. We remain committed to our consumer focused sales and marketing initiatives, providing segmented experiences desired by fans for a good value, which have proven to yield positive results against these trends."
"The developments at ISM Raceway and Richmond Raceway are progressing nicely. At ISM Raceway, new renovations are on schedule, as the last remaining grandstand and media structures were recently removed. At the spring event in Richmond, fans experienced a preview of the future infield. These revitalized facilities will immerse guests into race day activities that can only be experienced at NASCAR events. Both projects will be completed in the fourth quarter of 2018."
"Development at ONE DAYTONA continues. Many tenants have recently completed construction and commenced operations, including first-to-market brands Hy's Toggery, Kasa Living and Clair de Lune. We eagerly await additional tenant openings in the near future. Entertainment is also a focus for ONE DAYTONA, with Victory Circle fast becoming the development's focal point, already hosting events from live music and car shows to meet and greets and community festivals. We anticipate ONE DAYTONA to be the epicenter for retail, dining and entertainment in the Daytona Beach area."
"During the quarter, we announced a 9.3 percent increase to our annual dividend for 2018, further demonstrating our commitment to deliver shareholder value."

International Speedway Corporation - Financial Results I 1

Second Quarter Comparison
Total revenues for the three months ended May 31, 2018 were approximately $171.7 million, compared to revenues of approximately $165.3 million for the same period in fiscal 2017. Operating income was approximately $17.3 million during the period compared to approximately $18.4 million for the same period in fiscal 2017. Period-over-period comparability was impacted by:

•
In the second quarter of fiscal 2018, we hosted the Country 500 music festival at Daytona International Speedway ("Daytona"), whereby due to certain changes in contractual agreements, a higher amount of event revenues and expenses was recorded in fiscal 2018 as compared to fiscal 2017. Concessions revenue and expense were recorded similarly for both periods. Overall attendance and concession sales in fiscal 2018 were significantly impacted by tropical storm Alberto, prior to, and during, the event;

•
In the second quarter of fiscal 2018, we received lease rents, and incurred operating expenses, related to ONE DAYTONA as a result of certain tenants commencing operations in the period, for which there was no comparable activity in the same period of fiscal 2017 (see "External Growth, Financing-Related and Other Initiatives - ONE DAYTONA");

•	During the three months ended May 31, 2018, we recognized $1.8 million of revenue related to insurance proceeds. There was no comparable activity in fiscal 2017;

•
During the three months ended May 31, 2017, we received a favorable settlement relating to certain facility operations of approximately $1.0 million, or $0.01 per diluted share. There was no comparable activity in fiscal 2018;

•
During the three months ended May 31, 2018, we recognized approximately $0.1 million, or less than $0.01 per diluted share, in non-recurring costs that are included in general and administrative expense related to The ISM Raceway Project (see "External Growth, Financing-Related and Other Initiatives - The ISM Raceway Project Powered by DC Solar"). During the three months ended May 31, 2017, we recognized approximately $0.1 million, or less than $0.01 per diluted share, in similar costs related to The ISM Raceway Project;

•
During the three months ended May 31, 2018, we recognized approximately $0.3 million, or $0.01 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated with The ISM Raceway Project and other capital improvements, including the infield project at Richmond Raceway (see "External Growth, Financing-Related and Other Initiatives - Richmond Raceway"). During the three months ended May 31, 2017, we recognized $2.0 million, or $0.03 per diluted share, of similar costs associated with The ISM Raceway Project;

•
During the three months ended May 31, 2018, we recognized approximately $0.1 million, or less than $0.01 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with facility optimization initiatives and ONE DAYTONA . During the three

International Speedway Corporation - Financial Results I 2

months ended May 31, 2017, we recognized approximately $0.3 million, or less than $0.01 per diluted share of similar losses related to The ISM Raceway Project;

•
During the three months ended May 31, 2018, we recognized total capitalized interest of approximately $0.8 million, or $0.02 per diluted share, primarily associated with The ISM Raceway Project and, to a lesser extent, ONE DAYTONA. During the three months ended May 31, 2017, we capitalized interest of approximately $0.6 million, or $0.01 per diluted share, associated with ONE DAYTONA and approximately $0.2 million, or less than $0.01 per diluted share, related to The ISM Raceway Project; and,

•
During the three months ended May 31, 2018, our effective tax rate decreased primarily as a result of tax legislation associated with the Tax Cuts and Jobs Act, and to a lesser extent, one-time cumulative reductions in certain state tax liabilities.

Net income for the three months ended May 31, 2018, was approximately $16.7 million, or $0.38 per diluted share, compared to approximately $13.2 million, or $0.29 per diluted share, in the prior year period. Excluding legal settlement, non-recurring costs associated with The ISM Raceway Project, accelerated depreciation related to The ISM Raceway Project and other capital improvements including the infield project at Richmond, losses associated with the retirements of certain other long-lived assets, and capitalized interest associated with ONE DAYTONA and The ISM Raceway Project, non-GAAP net income, as defined below, was $16.4 million, or $0.37 per diluted share, as compared to $13.6 million, or $0.30 per diluted share, for the three months ended May 31, 2018 and 2017, respectively (see "GAAP to Non-GAAP Reconciliation").

Year-to-Date Comparison
Total revenues for the six months ended May 31, 2018 were approximately $320.6 million, compared to revenues of approximately $313.2 million for the same period in fiscal 2017. Operating income was approximately $49.8 million during the period compared to approximately $52.2 million for the same period in fiscal 2017. Period-over-period comparability was impacted by:

•	In the first quarter of fiscal 2017, we hosted the Ferrari World Finals at Daytona International Speedway, for which there was no comparable event in fiscal 2018;

•
In the second quarter of fiscal 2018, we hosted the Country 500 music festival at Daytona, whereby due to certain changes in contractual agreements, a higher amount of event revenues and expenses was recorded in fiscal 2018 as compared to fiscal 2017. Concessions revenue and expense were recorded similarly for both periods. Overall attendance and concession sales in fiscal 2018 were significantly impacted by tropical storm Alberto, prior to, and during, the event;

•
During the six months ended May 31, 2018, we received lease rents, and incurred operating expenses, related to ONE DAYTONA as a result of certain tenants commencing operations in the period, for which there was no comparable activity in the same period of fiscal 2017 (see "External Growth, Financing-Related and Other Initiatives - ONE DAYTONA");

International Speedway Corporation - Financial Results I 3

•	During the six months ended May 31, 2018, we recognized $1.8 million of revenue related to insurance proceeds. There was no comparable activity in fiscal 2017;

•
In the second quarter of fiscal 2017, we received a favorable settlement relating to certain facility operations of approximately $1.0 million, or $0.01 per diluted share. There was no comparable activity in fiscal 2018;

•
During the six months ended May 31, 2018, we recognized approximately $0.2 million, or less than $0.01 per diluted share, in non-recurring costs that are included in general and administrative expense related to The ISM Raceway Project (see "External Growth, Financing-Related and Other Initiatives - The ISM Raceway Project Powered by DC Solar"). During the six months ended May 31, 2017, we recognized approximately $0.2 million, or less than $0.01 per diluted share, in similar costs related to The ISM Raceway Project;

•
During the six months ended May 31, 2018, we recognized approximately $1.2 million, or $0.02 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated with The ISM Raceway Project and other capital improvements, including the infield project at Richmond Raceway (see "External Growth, Financing-Related and Other Initiatives - Richmond Raceway"). During the six months ended May 31, 2017, we recognized $2.7 million, or $0.04 per diluted share, of similar costs associated with The ISM Raceway Project;

•
During the six months ended May 31, 2018, we recognized approximately $1.2 million, or $0.02 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with facility optimization initiatives, and to a lesser extent, ONE DAYTONA. During the six months ended May 31, 2017, we recognized approximately $0.3 million, or less than $0.01 per diluted share, of similar losses related to The ISM Raceway Project;

•
During the six months ended May 31, 2018, we recognized total capitalized interest of approximately $1.7 million, or $0.03 per diluted share, of which approximately $1.5 million, or $0.03 per diluted share, was associated with The ISM Raceway Project and $0.2 million, or less than $0.01 per diluted share, associated with ONE DAYTONA. During the six months ended May 31, 2017, we recognized total capitalized interest of approximately $1.4 million, or $0.02 per diluted share, of which approximately $1.1 million, or $0.02 per diluted share, associated with ONE DAYTONA and approximately $0.3 million, or less than $0.01 per diluted share, related to The ISM Raceway Project; and

•
During the six months ended May 31, 2018, our effective tax rate decreased primarily as a result of tax legislation associated with the Tax Cuts and Jobs Act, and to a lesser extent, one-time cumulative reductions in certain state tax liabilities. Additionally, in the first quarter of fiscal 2018, we recorded a non-recurring, non-cash income tax benefit related to the Tax Cuts and Jobs Act of approximately $143.9 million, or $3.25 per diluted share.

Net income for the six months ended May 31, 2018, was approximately $186.0 million, or $4.21 per diluted

International Speedway Corporation - Financial Results I 4

share, compared to approximately $34.5 million, or $0.77 per diluted share, in the prior year period. Excluding legal settlement, non-recurring costs associated with The ISM Raceway Project, accelerated depreciation related to The ISM Raceway Project and other capital improvements including the infield project at Richmond, losses associated with the retirements of certain other long-lived assets, capitalized interest associated with ONE DAYTONA and The ISM Raceway Project, and the income tax benefit related to the Tax Cuts and Jobs Act, non-GAAP net income, as defined below, was $42.8 million, or $0.97 per diluted share, as compared to $35.0 million, or $0.78 per diluted share, for the six months ended May 31, 2018 and 2017, respectively (see "GAAP to Non-GAAP Reconciliation").
GAAP to Non-GAAP Reconciliation
The following discussion and analysis of our financial condition and results of operations is presented below using financial measures other than U.S. generally accepted accounting principles (“non-GAAP”). Non-GAAP financial measures, such as Adjusted EBITDA (see below for management interpretation of Adjusted EBITDA), should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. The financial information, presented in the tables that follow, have been reconciled to comparable GAAP measures (see "Adjusted EBITDA" below).
The non-GAAP financial measures identified in the tables that follow include adjusted income before taxes, adjusted net income and adjusted diluted earnings per share. These non-GAAP financial measures are derived by adjusting amounts for certain items, presented in the accompanying selected operating statement data that have been determined in accordance with GAAP. The financial measures, income before taxes, net income and diluted earnings per share, should not be construed as an inference by us that our future results will be unaffected by those items, which have been excluded to achieve our adjusted, non-GAAP financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consist of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze current performance and trends, and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of, or as a substitute for, results prepared

International Speedway Corporation - Financial Results I 5

in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
The adjustments for fiscal 2017 relate to non-recurring costs incurred associated with The ISM Raceway Project, accelerated depreciation (associated with The ISM Raceway Project), legal settlement, losses associated with the retirements of certain other long-lived assets (associated with The ISM Raceway Project), and capitalized interest (associated with ONE DAYTONA and The ISM Raceway Project).
The adjustments for fiscal 2018 relate to non-recurring costs incurred associated with The ISM Raceway Project, losses associated with the retirements of certain other long-lived assets in connection with facility optimization initiatives and ONE DAYTONA, accelerated depreciation (related to The ISM Raceway Project and other capital improvements including the infield project at Richmond), capitalized interest related to The ISM Raceway Project and ONE DAYTONA, and the income tax benefit related to the Tax Cuts and Jobs Act.

International Speedway Corporation - Financial Results I 6

Amounts are in thousands, except per share data, which is shown net of income taxes, (unaudited):

	Three Months Ended May 31, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$21,410	$8,183	$13,227	$0.29
Adjustments:
The ISM Raceway Project	89	34	55	0.00
Accelerated depreciation	2,040	780	1,260	0.03
Losses on retirements of long-lived assets	283	108	175	0.00
Legal settlement	(980)	(375)	(605)	(0.01)
Capitalized interest	(812)	(310)	(502)	(0.01)
Non-GAAP	$22,030	$8,420	$13,610	$0.30

	Three Months Ended May 31, 2018
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$21,440	$4,770	$16,670	$0.38
Adjustments:
The ISM Raceway Project	111	29	82	0.00
Accelerated depreciation	301	79	222	0.01
Losses on retirements of long-lived assets	132	33	99	0.00
Capitalized interest	(844)	(220)	(624)	(0.02)
Non-GAAP	$21,140	$4,691	$16,449	$0.37

	Six Months Ended May 31, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$55,732	$21,232	$34,500	$0.77
Adjustments:
The ISM Raceway Project	247	94	153	0.00
Accelerated depreciation	2,686	1,027	1,659	0.04
Legal settlement	(980)	(375)	(605)	(0.01)
Losses on retirements of long-lived assets	283	108	175	0.00
Capitalized interest	(1,441)	(550)	(891)	(0.02)
Non-GAAP	$56,527	$21,536	$34,991	$0.78

	Six Months Ended May 31, 2018
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$55,893	$(130,123)	$186,016	$4.21
Adjustments:
The ISM Raceway Project	216	56	160	0.00
Accelerated depreciation	1,154	301	853	0.02
Losses on retirements of long-lived assets	1,248	325	923	0.02
Capitalized interest	(1,672)	(436)	(1,236)	(0.03)
Benefit of income tax law change	—	143,900	(143,900)	(3.25)
Non-GAAP	$56,839	$14,023	$42,816	$0.97

International Speedway Corporation - Financial Results I 7

Adjusted EBITDA
In an effort to enhance the comparability and understandability of certain forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our business performance. We calculate Adjusted EBITDA, a non-GAAP financial measure, as GAAP operating income, plus depreciation, amortization, impairment/losses on retirements of long-lived assets, other previously stated non-GAAP adjustments, and cash distributions from equity investments. We have not reconciled the non-GAAP forward-looking measure to its most directly comparable GAAP measure, such as those of ONE DAYTONA and The ISM Raceway Project (see "External Growth, Financing-Related and Other Initiatives"). Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because forecasting or predicting our future operating results is subject to many factors not in our control or not readily predictable, as detailed in the Risk Factors section of the Company's previously publicly filed documents, including Forms 10-K and 10-Q, with the SEC, any or all of which can significantly impact our future results. These components, and other factors, could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.
The following schedule reconciles the Company's financial performance prepared in accordance with GAAP to the non-GAAP financial measure of Adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	May 31, 2017	May 31, 2018	May 31, 2017	May 31, 2018

Net Income (GAAP)	$13,227	$16,670	$34,500	$186,016
Adjustments:
Income tax expense (benefit)	8,183	4,770	21,232	(130,123)
Interest income	(251)	(732)	(368)	(1,253)
Interest expense	3,067	2,900	6,319	5,785
Other	(2)	—	(14)	(15)
Equity in net income from equity investments	(5,799)	(6,351)	(9,426)	(10,659)
Operating Income (GAAP)	$18,425	$17,257	$52,243	$49,751
Adjustments:
Depreciation and amortization	28,269	26,859	54,770	53,598
Impairments/losses on retirements of long-lived assets	374	195	404	1,357
Other Non-GAAP adjustments (1)	(891)	111	(733)	216
Cash distributions from equity investments	5,600	6,375	9,850	11,625
Adjusted EBITDA (non-GAAP)	$51,777	$50,797	$116,534	$116,547
(1) Other Non-GAAP adjustments include:

i.
2017 adjustments for the three and six month periods relate to a legal settlement of approximately $1.0 million, offset by costs associated with the The ISM Raceway Project of approximately $0.1 million and $0.2 million, respectively; and

ii.	2018 adjustments for the three and six month periods relate to costs associated with The ISM Raceway Project of approximately $0.1 million and $0.2 million, respectively.

International Speedway Corporation - Financial Results I 8

Corporate Sales
NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one in four FORTUNE 500 companies and nearly half of the FORTUNE 100 companies use NASCAR as part of their marketing strategy. The number of FORTUNE 500 companies investing in NASCAR has either grown or sustained for five consecutive years, and has increased approximately 30.0 percent since 2008.
For fiscal 2018, we have corporate partnership agreements in place for approximately 91.0 percent of our gross marketing partnership revenue target, as compared to approximately 94.0 percent for the same period in fiscal 2017. The fiscal 2018 revenue target is approximately 8.0 percent greater than fiscal 2017, primarily related to the ISM Raceway and Richmond Raceway projects.  For fiscal 2018, we sold all race entitlements for Monster Energy NASCAR Cup series events and have only one NASCAR Xfinity race entitlement open for an event in the fourth quarter. This is compared to last year at this time when we had entitlements for one Monster Energy NASCAR Cup and one NASCAR Xfinity series events open.
External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, return of capital through payments of an annual cash dividend, and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities, and state and local mechanisms to fund acquisitions and development projects.
We continue to operate under a five-year capital allocation plan adopted by the Board of Directors, covering fiscal years 2017 through 2021. Components of this plan include:

•
Capital expenditures for existing facilities up to $500.0 million from fiscal 2017 through fiscal 2021.  This allocation will fund a reinvestment at ISM Raceway, as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities.  In 2017 we began the redevelopment of ISM Raceway (see “ISM Raceway Project Powered by DC Solar”) and the infield at Richmond (see "Richmond Raceway") with completion for both projects targeted in late 2018, therefore, we expect spending for capital expenditures under this plan to be somewhat front-loaded.  While many components of these expected projects will exceed weighted average cost of capital, considerable maintenance capital expenditures, approximately $40.0 million to $60.0 million annually, will likely result in a blended return on this invested capital in the low-to-mid single digits;

International Speedway Corporation - Financial Results I 9

•
In addition to the aforementioned $500.0 million in capital expenditures for existing facilities, we expect we will have an additional approximate $107.0 million of capital expenditures, exclusive of capitalized interest and net of public incentives, related to phase one of ONE DAYTONA and the Shoppes at ONE DAYTONA (see "ONE DAYTONA").  We expect the returns of this investment to exceed our weighted average cost of capital; and

•
Return of capital to shareholders through dividends and share repurchases is a significant pillar of our capital allocation.  In fiscal 2018 we increased our dividend approximately 9.3 percent to $0.47 per share.  We expect dividends to increase in 2019 and beyond, by approximately four to five percent annually.  Concerning share repurchases, for the six months ended May 31, 2018, we repurchased 156,241 shares of ISCA on the open market at a weighted average share price of $41.08 for a total of approximately $6.4 million. At May 31, 2018, we had approximately $165.2 million remaining repurchase authority under the current $530.0 million Stock Purchase Plan.

For fiscal 2017 through 2021 we expect our return of capital program to be approximately $280.0 million, comprised of close to $100.0 million in total annual dividends and the balance being open market repurchase of ISCA shares over the five year period.  At this time, we expect this spending to be evenly allocated per year, although we will scale the repurchase program to buy opportunistically.
Our cash position and future liquidity has been further enhanced by the following:

•
In fiscal 2017, we recorded a non-recurring tax benefit of approximately $48.2 million related to the worthlessness of ISC's investment in Motorsports Authentics. As a result, our cash position improved approximately $24.6 million as of fiscal 2017. In the second quarter of fiscal 2018, we received a refund of estimated payments made during 2017 of approximately $19.8 million.  The balance of approximately $3.8 million will be received in subsequent periods.

•
In December 2017, Congress passed the Tax Cut and Jobs Act ("Tax Act"). We expect the Tax Act to favorably impact our future liquidity, primarily a result of the lower single corporate tax rate from 35.0 percent to 21.0 percent, which will lower our effective tax rate and annual tax liability. Additionally, Tax Reform provides for 100.0 percent expensing of certain capital investments through 2022. We will continue to evaluate the details of Tax Act and the impact on ISC.

We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.
The aforementioned represents certain components of our capital allocation plan for fiscal 2017 and beyond. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Expenditures

International Speedway Corporation - Financial Results I 10

An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
Capital expenditures for projects, including those related to The ISM Raceway Project and ONE DAYTONA, were approximately $65.0 million for the six months ended May 31, 2018. In comparison, we spent approximately $40.6 million on capital expenditures for projects for the same period in fiscal 2017. For fiscal 2018, we expect capital expenditures associated with the aforementioned capital allocation plan to range between approximately $120.0 million and $130.0 million for existing facilities, including ISM Raceway and Richmond Raceway projects, and an additional approximate $20.0 million in capital expenditures related to construction for ONE DAYTONA, excluding the receipt of public incentives (see "ONE DAYTONA").
We review the capital expenditure program periodically and modify it as required to meet current business needs.
ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, a premier mixed-use and entertainment destination across from Daytona International Speedway, which has crafted a strategy that will create synergy with Daytona International Speedway, enhance customer and partner experiences, monetize real estate on International Speedway Blvd. and leverage our real estate on a year-round basis. Complementing ONE DAYTONA is the retail property adjacent to the development, known as the Shoppes at ONE DAYTONA.
We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, a 2,500-seat movie theater, 660 hotel rooms, 1,350 residential units, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development ("Legacy") is working closely with ISC’s development staff on the project. Legacy's development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from our Kansas Speedway.
The design for the first phase of ONE DAYTONA is comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one is owned 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect cash spent to be approximately $95.0 million in fiscal 2016 through 2019 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funding towards the overall ONE DAYTONA project will include the public incentives discussed below and land contributed to the joint ventures associated with the project. In September 2016, we announced VCC had

International Speedway Corporation - Financial Results I 11

been selected as general contractor to oversee construction of the RD&E component of phase one including Victory Circle and the parking garage. VCC has an outstanding national reputation for quality and a proven track record leading and managing the development and construction of some of the country’s most engaging mixed-use developments.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as "The DAYTONA", as well as a 105-room select-service Fairfield Inn & Suites by Marriott. The Fairfield Inn and Suites opened in December 2017, while The DAYTONA is currently under construction and expected to be complete in early fiscal 2019. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint ventures.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 276 luxury apartment rental units that will add critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
In April 2017, our Board approved an additional approximate $12.0 million of capital expenditures to further develop Volusia Point, which was previously purchased in 2011. Volusia Point is our retail property adjacent to ONE DAYTONA and has been re-branded as the Shoppes at ONE DAYTONA ("the Shoppes"). Several new tenants have executed lease agreements in the Shoppes as a result of the revitalization. We expect the improvements to the Shoppes will generate an incremental EBITDA of approximately $1.0 million to the ONE DAYTONA pro-forma through increased square footage and securing tenants for currently vacant spaces (see "GAAP to Non-GAAP Reconciliation - Adjusted EBITDA" for discussion on Non-GAAP financial forward looking measures).
Several new-to-market tenants have already commenced operations at ONE DAYTONA with additional tenants commencing operations throughout fiscal 2018. Bass Pro Shops®, America’s most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, are anchor tenants of ONE DAYTONA. Leasing remains strong and we are expecting to exceed our lease occupancy goals for 2018.
At stabilization in fiscal 2020, we expect this first phase of ONE DAYTONA and the Shoppes to deliver a combined incremental annual revenue and EBITDA of approximately $13.0 million and approximately $10.0 million, respectively, and deliver an unlevered return above our weighted average cost of capital (see "GAAP to Non-GAAP Reconciliation - Adjusted EBITDA" for discussion on Non-GAAP financial forward looking measures).

International Speedway Corporation - Financial Results I 12

A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development. The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of up to $40.0 million in incentives to finance a portion of the infrastructure required for the ONE DAYTONA project. The CDD will purchase certain infrastructure assets, and specific easement rights, from ONE DAYTONA. ONE DAYTONA expects to receive approximately $22.0 million of the total incentive amount in cash in fiscal 2018, and the remaining to be received in annual payments derived from a long-term note receivable issued by the CDD, with the first payment of the note receivable expected in fiscal 2019 and the term not to exceed 30 years.
Total capital expenditures for ONE DAYTONA and the Shoppes, excluding capitalized interest and net of anticipated public incentives, are expected to be approximately $107.0 million. From inception, through May 31, 2018, capital expenditures totaled approximately $97.4 million, exclusive of capitalized interest and labor. At this time, there is no project specific financing in place for ONE DAYTONA. Ultimately, we may secure financing for the project upon stabilization. However, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. From inception, through May 31, 2018, we recorded approximately $3.6 million of capitalized interest related to ONE DAYTONA, and expect approximately $3.8 million to be recorded by completion of construction.
Any future phases will be subject to prudent business considerations for which we will provide discrete cost and return disclosures.
The ISM Raceway Project Powered by DC Solar
On November 30, 2016, we announced our Board of Directors had approved a multi-year redevelopment project to elevate the fan experience at ISM Raceway, our 53-year-old motorsports venue previously known as Phoenix Raceway. The redevelopment is expected to focus on new and upgraded seating areas, vertical transportation options, new concourses, enhanced hospitality offerings and an intimate infield experience with greater accessibility to pre-race activities.
Earlier in 2017, we announced a multi-year partnership with DC Solar that included naming the project 'The ISM Raceway Project Powered by DC Solar' during the redevelopment phase. Subsequently, in September 2017, we announced a long-term partnership with ISM Connect, a pioneer in smart venue technology, which included naming rights to ISM Raceway. Beginning in fiscal 2018, the venue is now known as ISM Raceway.
The ISM Raceway Project is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The ISM Raceway Project is expected to cost approximately $178.0 million, including maintenance capital, before capitalized interest. Okland Construction ("Okland") has been selected as general contractor of the project. Effective November 30, 2016, ISM Raceway entered into a Design-Build Agreement with Okland. The Design-Build Agreement obligates ISM Raceway to pay Okland approximately

International Speedway Corporation - Financial Results I 13

$136.0 million for the completion of the work described in the Design-Build Agreement. This amount is a guaranteed maximum price to be paid for the work, which may not change absent a requested change in the scope of work by ISM Raceway.
Based on our current plans for ISM Raceway, it has identified existing assets that are expected to be impacted by the redevelopment and will require accelerated depreciation, totaling between approximately $6.0 million and $6.5 million in non-cash charges over the approximate 22-month project time span. From inception, through May 31, 2018, we recorded approximately $6.1 million of accelerated depreciation associated with the project.
Despite not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period.  We estimate that we will record approximately $6.0 million to $6.5 million of capitalized interest from fiscal 2017 through fiscal 2018.
From inception, through May 31, 2018, we have incurred total capital expenditures related to The ISM Raceway Project, exclusive of capitalized interest and labor, of approximately $90.0 million. From inception, through May 31, 2018, we recorded approximately $2.8 million of capitalized interest related to The ISM Raceway Project.
Upon completion, the redevelopment is expected to provide a full fiscal year incremental lift in ISM Raceway's EBITDA of approximately $8.5 million to $9.0 million (see "GAAP to Non-GAAP Reconciliation - Adjusted EBITDA" for discussion on Non-GAAP financial forward looking measures). We began recognizing revenue and expense associated with the project, as a result of assets placed in service and/or benefits provided to partners, beginning late fiscal 2017. We expect to recognize the full fiscal year incremental financial lift in fiscal 2019 and sustained thereafter.
Richmond Raceway
In June 2017, the Board of Directors approved a capex project for the redevelopment of the infield of Richmond Raceway ("Richmond Reimagined"). The new infield will offer a variety of enhanced amenities for fans, teams, sponsors and other stakeholders to the iconic Richmond infield. Fan access is the focus of Richmond Reimagined, which will showcase new Monster Energy NASCAR Cup Series garages with a fan-viewing walkway. The new infield continues the track’s mission of being the most fan-friendly track on NASCAR’s schedule.
Richmond Reimagined is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The project is expected to cost approximately $30.0 million, which includes maintenance capital, before capitalized interest. Groundbreaking occurred immediately following the Monster Energy NASCAR Cup Series event in September 2017. Richmond Reimagined is expected to be completed by September 2018. Through May 31, 2018, we recorded approximately $1.2 million of non-cash charges related to accelerated depreciation associated with the project.

International Speedway Corporation - Financial Results I 14

Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in the consolidated financial statements as of May 31, 2017 and 2018. Our 50.0 percent portion of Kansas Entertainment’s net income, which is before income taxes as the joint venture is a disregarded entity for income tax purposes, was approximately $9.4 million and $10.6 million for the six months ended May 31, 2017 and 2018, respectively, and is included in Equity in net income from equity investments in the consolidated statements of operations.
Pre-tax distributions from Kansas Entertainment for the six months ended May 31, 2018, totaling approximately $11.6 million, consists of approximately $11.1 million received as a distribution from its profits, included in net cash provided by operating activities on our consolidated statement of cash flows, with the remaining approximate $0.5 million received, recognized as a return of capital from investing activities on our consolidated statement of cash flows. Pre-tax distributions from Kansas Entertainment for the six months ended May 31, 2017, totaling $9.9 million, consisted of approximately $9.9 million received as a distribution from its profits, included in net cash provided by operating activities on our consolidated statement of cash flows.
For fiscal 2018, cash distributions from Kansas Entertainment are estimated to be approximately $25.0 million to $26.0 million.
Fiscal 2018 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2018, our non-GAAP guidance excludes:

•
any non-recurring income statement impact attributable to the completion of ISM Raceway Project, including accelerated depreciation and non-capitalized costs and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense;

•	any non-recurring and non-capitalized costs or charges and capitalized interest related to our ONE DAYTONA development;

•	accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements other

International Speedway Corporation - Financial Results I 15

than the ISM Raceway Project resulting from removal of assets prior to the end of their actual useful life;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements;

•	gain or loss on sale of other assets; and

•	any one-time, non-recurring income tax charges or benefits.
ISC is reiterating its 2018 full fiscal year non-GAAP guidance. The earnings outlook is our best estimate of financial results for fiscal 2018.
•Revenue: $680.0 million to $695.0 million
•Operating margin: 15.5% to 16.5%
•Effective tax rate: 26.0% to 27.0%
•Diluted earnings per share: $1.90 to $2.10
Our guidance for Adjusted EBITDA is to range between $241.0 million to $252.0 million, which includes between $25.0 million and $26.0 million in cash distributions received from our investment in the Hollywood Casino and approximately $3.0 million related to ONE DAYTONA, (see "GAAP to Non-GAAP Reconciliation" for our definition of Adjusted EBITDA and discussion on Non-GAAP financial forward looking measures).
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry.  We have a long-term capital allocation plan that extends through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 4459737.
A live Webcast will also be available at that time on our website, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two

International Speedway Corporation - Financial Results I 16

hours after the end of the call through midnight Thursday, July 19, 2018. To access, dial (855) 859-2056 and enter the code 4459737, or visit the “Investor Relations” section of our website.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. We own and/or operate 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; ISM Raceway near Phoenix, Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
We also own and operate Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, we own ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and have a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit our website at www.internationalspeedwaycorporation.com.
Statements made in this release that express ISC's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that ISC's actual results could differ materially from those contained in or implied by such forward-looking statements. ISC's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in ISC's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from ISC and the SEC. ISC undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - Financial Results I 17

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	May 31, 2017	May 31, 2018	May 31, 2017	May 31, 2018
	(Unaudited)
REVENUES:
Admissions, net	$28,662	$25,677	$59,997	$56,239
Motorsports and other event related	122,322	133,328	225,834	239,114
Food, beverage and merchandise	9,517	6,906	18,659	14,856
Other	4,774	5,768	8,739	10,345
	165,275	171,679	313,229	320,554
EXPENSES:
Direct:
NASCAR event management fees	48,270	50,180	77,246	80,045
Motorsports and other event related	34,728	44,607	60,783	70,642
Food, beverage and merchandise	7,244	5,198	13,269	10,827
Other operating expenses	656	1,038	858	2,247
General and administrative	27,309	26,345	53,656	52,087
Depreciation and amortization	28,269	26,859	54,770	53,598
Losses on asset retirements	374	195	404	1,357
	146,850	154,422	260,986	270,803
Operating income	18,425	17,257	52,243	49,751
Interest income	251	732	368	1,253
Interest expense	(3,067)	(2,900)	(6,319)	(5,785)
Equity in net income from equity investments	5,799	6,351	9,426	10,659
Other	2	—	14	15
Income before income taxes	21,410	21,440	55,732	55,893
Income tax expense (benefit)	8,183	4,770	21,232	(130,123)
Net income	$13,227	$16,670	$34,500	$186,016

Dividends per share	$0.43	$0.47	$0.43	$0.47
Earnings per share:
Basic and diluted	$0.29	$0.38	$0.77	$4.21

Basic weighted average shares outstanding	44,857,837	44,158,611	44,960,205	44,177,342

Diluted weighted average shares outstanding	44,871,255	44,169,681	44,974,365	44,189,676

Comprehensive income	$13,394	$16,870	$34,834	$186,405

International Speedway Corporation - Financial Results I 18

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2017	May 31, 2017	May 31, 2018
		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$256,702	$312,075	$327,133
Receivables, less allowance	37,269	55,870	52,600
Income taxes receivable	21,867	—	2,854
Prepaid expenses and other current assets	9,749	19,251	23,427
Total Current Assets	325,587	387,196	406,014

Property and Equipment, net	1,479,743	1,448,829	1,510,321
Other Assets:
Equity investments	86,200	91,968	85,234
Intangible assets, net	178,637	178,634	178,564
Goodwill	118,400	118,791	118,331
Other	19,625	15,970	22,517
	402,862	405,363	404,646
Total Assets	$2,208,192	$2,241,388	$2,320,981
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,854	$3,489	$3,884
Accounts payable	23,936	32,271	42,282
Deferred income	38,521	91,453	92,360
Income taxes payable	—	3,541	—
Other current liabilities	19,249	36,113	36,367
Total Current Liabilities	85,560	166,867	174,893

Long-Term Debt	255,612	259,082	255,254
Deferred Income Taxes	396,046	406,572	259,328
Long-Term Deferred Income	8,251	5,413	8,108
Other Long-Term Liabilities	2,801	2,377	2,681
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	241	246	241
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	197	197	197
Additional paid-in capital	430,114	434,158	430,134
Retained earnings	1,031,361	968,801	1,191,747
Accumulated other comprehensive loss	(1,991)	(2,325)	(1,602)
Total Shareholders’ Equity	1,459,922	1,401,077	1,620,717
Total Liabilities and Shareholders’ Equity	$2,208,192	$2,241,388	$2,320,981

International Speedway Corporation - Financial Results I 19

Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	May 31, 2017	May 31, 2018
	(Unaudited)
OPERATING ACTIVITIES
Net income	$34,500	$186,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,770	53,598
Stock-based compensation	1,707	1,585
Amortization of financing costs	841	806
Deferred income taxes	(3,220)	(136,870)
Income from equity investments	(9,426)	(10,659)
Distribution from equity investee	9,850	11,138
Loss on retirements of long-lived assets, non-cash	404	2,601
Other, net	99	(233)
Changes in operating assets and liabilities:
Receivables, net	(20,425)	(15,331)
Prepaid expenses and other assets	(7,414)	(16,521)
Accounts payable and other liabilities	(10,905)	(7,364)
Deferred income	51,462	53,696
Income taxes	4,119	19,013
Net cash provided by operating activities	106,362	141,475
INVESTING ACTIVITIES
Capital expenditures	(40,568)	(65,019)
Distribution from equity investee	—	487
Proceeds from sale of assets	14	418
Other, net	(8)	—
Net cash used in investing activities	(40,562)	(64,114)
FINANCING ACTIVITIES
Payment of long-term debt	(444)	(473)
Deferred financing fees	(43)	—
Exercise of Class A common stock options	358	718
Reacquisition of previously issued common stock	(17,323)	(7,175)
Net cash (used in) provided by financing activities	(17,452)	(6,930)
Net increase in cash and cash equivalents	48,348	70,431
Cash and cash equivalents at beginning of period	263,727	256,702
Cash and cash equivalents at end of period	$312,075	$327,133

International Speedway Corporation - Financial Results I 20